EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Amendment No. 1 to the Registration Statements on Form S-4 of Business First Bancshares, Inc. of our report dated March 4, 2020, relating to the consolidated financial statements of Business First Bancshares, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K of Business First Bancshares, Inc. for the year ended December 31, 2019, and to the reference of our firm under the caption “Experts” in the registration statement.

/s/ Hannis T. Bourgeois, LLP

Hannis T. Bourgeois, LLP

Baton Rouge, Louisiana

November 19, 2021